The Board of Directors
CENIT Bancorp, Incl:

                       Consent of Independent Accountants

We consent to incorporation by reference in the registration statement (No. 33-93978) on Form S-8 of CENIT Bancorp, Inc. (CENIT) of our report dated January 19, 2001, relating to the consolidated statement of financial condition of CENIT as of December 31, 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the year ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of CENIT.


/s/ KPMG LLP
------------------------------
KPMG LLP


March 30, 2001